UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

January 29, 2009

Date of Report (Date of earliest event reported)

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its chapter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2009, the Compensation Committee (the “Committee”) and the independent members of the Board of Directors (the “Independent Directors”) of Capital One Financial Corporation (the “Company”) approved a new compensation plan for Mr. Richard D. Fairbank, its Chairman, Chief Executive Officer and President.

Consistent with the Company’s long-standing practice, this plan was designed to align the interests of Mr. Fairbank with the interests of the Company’s shareholders and to directly link his compensation with the Company’s performance over short-, medium-, and long-term time horizons. Mr. Fairbank will not receive any salary, bonus or other form of cash compensation. Mr. Fairbank’s compensation plan is entirely equity-based, consists of several types of equity grants, and is completely at-risk based on Company performance. Furthermore, this compensation plan ensures that, as long as Mr. Fairbank remains as the CEO of the Company, he will not be able to sell or otherwise transfer any shares obtained from these equity grants until the U.S. Treasury no longer holds any shares of the preferred stock that the Company issued to the U.S. Treasury under the TARP Capital Purchase Program, as further described below.

Performance Share Award

Mr. Fairbank was awarded an opportunity to receive from 0% to 200% of the target number of 95,239 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2009 through December 31, 2011. The Company’s performance will be assessed on the basis of relative total shareholder return (“TSR”) against a peer group consisting of companies in the Standard & Poor’s financial index as of January 1, 2009, excluding those companies that are classified as insurance or real estate companies in that index.

Mr. Fairbank will receive the target number of shares if the Company’s TSR is at the 50th percentile relative to the peer group; no shares if the Company’s TSR is less than the 20th percentile; and the maximum number of shares if the Company’s TSR is at the 100th percentile. In early 2012, the Committee will certify the Company’s performance and issue the appropriate number of shares of the Company’s common stock, if any, subject to the restrictions described below. The award has a fixed grant date value of $2 million under SFAS 123(R); however, the number of shares that Mr. Fairbank ultimately receives, if any, as well as the value of those shares, is solely dependent on Capital One’s performance.

Stock Option Grant

Mr. Fairbank also received a grant of 970,403 nonstatutory stock options at an exercise price of $18.28 per share (which was the fair market value of the Company’s common stock on the grant date). The options will become fully exercisable on January 29, 2012, but will remain subject to the restrictions described below. The options expire ten years from the grant date. The option grant has a fixed grant date value of $4 million under SFAS 123(R); however, the ultimate value Mr. Fairbank realizes, if any, is solely dependent on the long-term appreciation in Capital One’s stock price. Mr. Fairbank can only realize value from the stock options if and to the extent the Company’s stock price increases after the grant date and the market value of the stock exceeds the exercise price at the time the options are exercised.

Opportunity for Additional Equity Award

Mr. Fairbank also has an opportunity to be awarded shares of restricted stock at the end of the year based on his and the Company’s 2009 performance. Any such award will be subject to the restrictions described below and have a vesting period of no less than three years. In determining whether to make any additional grant, as well as the value of the grant relative to the target amount of $2 million, the Independent Directors will consider Mr. Fairbank’s and the Company’s performance relative to certain financial, operating, safety and soundness, and strategic factors established by the Independent Directors.

TARP Capital Purchase Program Restrictions

Under the terms of these equity awards, Mr. Fairbank will be not be able to sell or otherwise transfer any shares received (other than the portion of such shares sufficient to pay taxes arising from the award of the shares or the exercise of the options) until the earlier of (i) the date on which the U.S. Treasury no longer holds any shares of the preferred stock that the Company issued to the U.S. Treasury under the TARP Capital Purchase Program in November 2008; or (ii) one year after he retires from the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: February 2, 2009	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr. General Counsel & Corporate Secretary